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KPMG Peat Marwick LLp
113 South Salina Street
Syracuse, NY 13202

                          INDEPENDENT AUDITORS' CONSENT




  The Board of Trustees
  Oswego County Savings Bank


  We consent to the inclusion on Form S-2 of Pathfinder Bancorp, Inc. of our report dated February 20, 1998 on the statements of financial condition of Oswego County Savings Bank as of December 31, 1997 and 1996, and the related statements of operations, changes in net worth, and cash flows for each of the years in the three-year period ended December 31, 1997. We also consent to the reference to our firm under the heading "Experts" in the prospectus.


  /s/ KPMG Peat Marwick LLP


  September 17, 1998
  Syracuse, New York